Exhibit 99.1

SAVARA RECEIVES REFUSAL TO FILE (RTF) LETTER FROM THE U.S. FOOD AND

DRUG ADMINISTRATION (FDA) FOR THE BIOLOGICS LICENSE APPLICATION (BLA)

FOR MOLBREEVI* TO TREAT PATIENTS WITH AUTOIMMUNE PULMONARY ALVEOLAR

PROTEINOSIS (AUTOIMMUNE PAP)

LANGHORNE, Pa. — May 27, 2025 — Savara Inc. (Nasdaq: SVRA) (the Company), a clinical-stage biopharmaceutical company focused on rare respiratory diseases, today announced that the Company received an RTF letter from the FDA for the BLA of MOLBREEVI as a therapy to treat patients with autoimmune PAP.

Upon preliminary review, the FDA determined that the BLA submitted in March 2025 was not sufficiently complete to permit substantive review and requested additional data related to Chemistry, Manufacturing, and Controls (CMC). The RTF was not the result of safety concerns, and the FDA did not request or recommend additional efficacy studies. Within the next 30 days, the Company intends to request a Type A meeting with the Agency. Typically, Type A meetings are granted by the FDA within 30 days of the request.

“The requested CMC data outlined in the RTF letter are currently being generated, and we look forward to meeting with the FDA to align on next steps,” said Matt Pauls, Chair and Chief Executive Officer, Savara. “Based on our understanding of the letter, we are confident we can thoroughly address the Agency’s request and expect to resubmit our BLA in the fourth quarter of 2025. We remain highly confident in our program for autoimmune PAP and believe that our clinical data demonstrate that MOLBREEVI improves pulmonary gas transfer and respiratory health-related quality of life in this rare disease.”

Pauls continued, “As outlined in our Annual Report, we are working to establish a redundant supply chain. Pursuant to that strategy, we remain on track to complete the technology transfer with our second-source drug substance contract manufacturer in the fall. We have completed three upstream process performance qualification (PPQ) batches, are in the process of completing our downstream PPQ campaign and have begun our analytical comparability analysis.”

The RTF does not impact previous designations granted by regulators for MOLBREEVI in autoimmune PAP. MOLBREEVI in autoimmune PAP has been granted Fast Track and Breakthrough Therapy Designations by the FDA, Orphan Drug Designation by the FDA and the European Medicines Agency (EMA), as well as Innovation Passport (IP) and Promising Innovative Medicine (PIM) designations by the UK’s Medicines and Healthcare Products Regulatory Agency (MHRA).

About Autoimmune Pulmonary Alveolar Proteinosis (autoimmune PAP)

Autoimmune PAP is a rare lung disease characterized by the abnormal build-up of surfactant in the alveoli of the lungs. Surfactant consists of proteins and lipids and is an important physiological substance that lines the alveoli to prevent them from collapsing. In a healthy lung, excess surfactant is cleared and digested by immune cells called alveolar macrophages. Alveolar macrophages need to be stimulated by granulocyte-macrophage colony-stimulating factor (GM-CSF) to function properly in clearing surfactant, but in autoimmune PAP, GM-CSF is neutralized by antibodies against GM-CSF, rendering macrophages unable to adequately clear surfactant. As a result, an excess of surfactant accumulates in the alveoli, causing impaired gas exchange, resulting in clinical symptoms of shortness of breath, often with cough and frequent fatigue. Patients may also experience episodes of fever, chest pain, or coughing up blood, especially if secondary lung infection develops. In the long term, the disease can lead to serious complications, including lung fibrosis and the need for a lung transplant.

About Savara

Savara is a clinical-stage biopharmaceutical company focused on rare respiratory diseases. Our lead program, MOLBREEVI*, is a recombinant human granulocyte-macrophage colony-stimulating factor (GM-CSF) in Phase 3 development for autoimmune pulmonary alveolar proteinosis (autoimmune PAP). MOLBREEVI is delivered via an investigational eFlow® Nebulizer System (PARI Pharma GmbH) specifically developed for inhalation of a large molecule. Our management team has significant experience in rare respiratory diseases and pulmonary medicine, identifying unmet needs, and effectively advancing product candidates to approval and commercialization. More information can be found at www.savarapharma.com and LinkedIn.

*MOLBREEVI is the FDA and EMA conditionally accepted trade name for molgramostim inhalation solution. It is not approved in any indication. MOLBREEVI is a trademark of Savara Inc.

Forward-Looking Statements

Savara cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements related to the Company’s intention to request a Type A meeting with the FDA, our confidence in our ability to thoroughly address the Agency’s request, our expectations regarding the resubmission of the BLA and the timing of the resubmission, our belief that our clinical data demonstrate that MOLBREEVI improves pulmonary gas transfer and respiratory health-related quality of life in autoimmune PAP, and that we remain on track to complete the technology transfer with our second-source contract manufacturer in the fall. Savara may not actually achieve any of the matters referred to in such forward-looking statements, and you should not place undue reliance on these forward-looking statements. These forward-looking statements are based upon Savara’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risks associated with our ability to successfully develop, obtain regulatory approval for, and commercialize MOLBREEVI for autoimmune PAP; the occurrence and outcome of the planned Type A meeting with the FDA; our ability to address the FDA’s request and successfully meet the requirements for resubmission; our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations; the availability of sufficient resources for Savara’s operations and to conduct or continue planned clinical development programs; and the timing and ability of Savara to raise additional capital as needed to fund continued operations. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of our risks and uncertainties, you are encouraged to review our documents filed with the SEC including our recent filings on Form 8-K, Form 10-K, and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Savara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Media and Investor Relations Contact

Savara Inc.

Temre Johnson, Executive Director, Corporate Affairs

ir@savarapharma.com

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